 Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095
Telephone:  801-253-1600 • Fax:  801-253-1688
 PRESSRELEASE

FOR IMMEDIATE RELEASE

Date:	October 25, 2012
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL ANNOUNCES RESULTS
FOR THE QUARTER ENDED SEPTEMBER 30, 2012

Revenues Up 6% for the Quarter and 9% Year to Date

SOUTH JORDAN, UTAH- Merit Medical Systems, Inc. (NASDAQ: MMSI), a leading manufacturer and marketer of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy, today announced revenues of $95.9 million for the quarter ended September 30, 2012, an increase of 6% over revenues of $90.5 million for the third quarter of 2011. Revenues for the nine-month period ended September 30, 2012 were a record $292.1 million, compared with $268.4 million for the comparable nine-month period in 2011, an increase of 9%.
Merit's non-GAAP net income for the quarter ended September 30, 2012, adjusted to eliminate non-recurring costs and amortization of intangibles, was $8.5 million, up 11%, or $0.20 per share, compared to $7.7 million, or $0.18 per share, for the quarter ended September 30, 2011.
Merit's non-GAAP net income for the nine months ended September 30, 2012, adjusted to eliminate non-recurring costs and amortization of intangibles, was up 5% to a record $24.6 million, or $0.58 per share, compared to $23.5 million, or $0.60 per share, for the corresponding period of 2011.
GAAP net income for the quarter ended September 30, 2012 was a record $7.2 million, or $0.17 per share, compared to $4.6 million, or $0.11 per share, for the comparable quarter of 2011.

GAAP net income for the nine-month period ended September 30, 2012 was a record $19.1 million, or $0.45 per share, compared to $18.1 million, or $0.47 per share, for the corresponding period of 2011.
“We experienced our typical summer slowdown in the third quarter, due to a lower number of procedures and the annual European summer holiday season,” said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. “We continue to expect growth for the year to be within our previously forecasted range of 9-12%. Recent 510(k) clearance of our Merit Laureate® hydrophilic guide wire has reinvigorated our U.S. sales force. With the Merit Laureate cleared in China and now again in the United States, we expect substantial growth for the next several years. We have also completed the transfer of our stent manufacturing to a new vendor, which we expect will save us almost $2 million in 2013. We believe this move will improve both our gross margin and our competitive position. We also expect to launch a number of new products in the next few quarters, including the TIO™ three-in-one oral airway bite block, the One Snare™ single-loop device, the BowTie™ guide wire insertion device, the PHD™ hemostasis valve, the Concierge® guiding catheter and the Elation™ esophageal dilatation balloon.”
“Additionally, we are pleased to announce that we have reached an agreement in principle to acquire Medigroup, Inc., a manufacturer of peritoneal dialysis catheters,” Lampropoulos continued. “The Company, based in Illinois, has a broad product line of catheters and implantation devices. Medigroup's current annual sales are approximately $2 million, mostly in the United States, and we plan to offer the product line immediately on a worldwide basis. While growing in the United States, peritoneal dialysis is the procedure of choice over chronic catheters in many international markets. Medigroup is profitable, with 75% gross margins, and we believe the transaction will be immediately accretive for us. We believe this opportunity will enhance our overall dialysis business, and we expect to close in the next few weeks.”
In the third quarter of 2012, compared to the third quarter of 2011, Merit Endotek sales were up 29%; catheter sales grew 8%; stand-alone device sales rose 8%; BioSphere sales increased 7%; inflation device sales were up 6%; and custom kit and tray sales were essentially flat. Excluding lower sales to an OEM customer, inflation device sales rose 6%.
For the nine-month period ended September 30, 2012, compared to the nine-month period ended September 30, 2011, Merit Endotek sales were up 31%; catheter sales rose 17%; stand-alone device sales grew 13%; BioSphere sales rose 9%; inflation device sales increased 3%; and custom kit and tray sales were up 2%. Excluding decreased sales to the OEM customer referenced above, inflation device sales were up 7%.
Gross margin for the third quarter of 2012 was 47.3% of sales, up 190 basis points, compared to 45.4% of sales for the third quarter of 2011. Gross margin for the nine-month period ended September 30,

2012 was 46.7% of sales, up 70 basis points, compared to 46.0% of sales for the comparable period of 2011. The improvement in gross margin for both periods can be attributed primarily to increased overhead and manufacturing efficiencies resulting from higher production volumes, increased sales of higher-margin products, including the QuadraSphere® and Merit Endotek products, and increased direct sales in China.
Selling, general and administrative expenses for the third quarter of 2012 were 30.1% of sales, compared to 28.4% of sales for the third quarter of 2011. For the nine-month period ended September 30, 2012, SG&A expenses were 30.3% of sales, compared to 28.5% of sales for the first nine months of 2011. The SG&A increase for both periods can be attributed primarily to addition of sales and marketing personnel, both domestically and internationally, and the development of programs to improve distribution and increase market share for new and existing products. SG&A expenses for the third quarter of 2012 decreased sequentially $1.3 million, or 4.4%, when compared to SG&A expenses for the second quarter of 2012.
Research and development costs during the third quarter of 2012 were 7.4% of sales, compared to 6.0% of sales for the third quarter of 2011. Research and development costs were 6.9% of sales for the first nine months of 2012, compared to 5.9% of sales for the comparable period of 2011. The increase in R&D costs for both periods can be attributed primarily to the addition of personnel to perform the HiQuality study and to support new development projects.
Merit's income from operations was $9.1 million for the third quarter of 2012, compared to $6.5 million for the third quarter of 2011. For the nine-month period ended September 30, 2012, income from operations was $25.3 million, compared to $27.6 million for the comparable period of 2011.
Merit's income tax expense for the third quarter of 2012 reflects an effective tax rate of 20.0%, compared to an effective tax benefit of 31.7% for the third quarter of 2011. For the nine-month period ended September 30, 2012, Merit's effective tax rate was 26.0%, compared to 33.3% for the comparable period of 2011. The decrease in the effective income tax rate for the three- and nine-month periods ended September 30, 2012, compared to the corresponding periods of 2011, was primarily attributable to the release of FIN 48 reserves due to statute of limitation expirations, an increase to the Domestic Production Activity deduction, and increased research and development credits in the United States and foreign jurisdictions.  Merit's effective income tax rate was also reduced by a higher mix of earnings in foreign jurisdictions (primarily Ireland), which are generally taxed at lower rates than Merit's U.S. operations.

CONFERENCE CALL
Merit Medical invites all interested parties to participate in its conference call today, (Thursday, October 25th, 2012) at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).

The domestic telephone number is (877) 941-1466, and the international number is (480) 629-9773. A live webcast will also be available for the conference call at www.merit.com and www.fulldisclosure.com.

BALANCE SHEET
(Unaudited in thousands)

	September 30, 2012	December 31, 2011

ASSETS
Current Assets
Cash and cash equivalents	$9,465	$10,128
Trade receivables, net	47,720	40,550
Employee receivables	235	154
Other receivables	3,034	1,750
Inventories	78,795	69,911
Prepaid expenses	4,371	3,775
Prepaid income taxes	881	883
Deferred income tax assets	3,705	3,704
Income tax refunds receivable	672	2,797
Total Current Assets	148,878	133,652

Property and equipment, net	215,946	179,140
Intangible assets:
Developed technology, net	48,723	35,415
Other, net	24,293	21,254
Goodwill	65,854	61,144
Deferred income tax assets	5,365	5,366
Marketable Securities		2,798
Other assets	10,127	8,248
Total Assets	$519,186	$447,017

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Trade payables	27,050	22,727
Accrued expenses	24,007	20,197
Advances from employees	630	225
Income taxes payable	842	646
Total Current Liabilities	52,529	43,795

Deferred income tax liabilities	2,135	2,112
Liabilities related to unrecognized tax benefits	2,495	3,489
Deferred compensation payable	5,422	4,585
Deferred credits	2,971	1,984
Long-term debt	64,500	30,737
Other long-term obligations	8,101	3,226
Total Liabilities	138,153	89,928

Stockholders' Equity
Common stock	171,440	166,231
Retained earnings	209,777	190,708
Accumulated other comprehensive income (loss)	(184)	150
Total stockholders' equity	381,033	357,089
Total Liabilities and Stockholders' Equity	$519,186	$447,017

INCOME STATEMENT
(Unaudited, in thousands except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

SALES	$95,907	$90,477	$292,057	$268,357

COST OF SALES	50,572	49,423	155,528	145,034

GROSS PROFIT	45,335	41,054	136,529	123,323

OPERATING EXPENSES
Selling, general and administrative	28,880	25,708	88,638	76,474
Research and development	7,098	5,401	20,130	15,847
Acquired in-process research and development	275	3,438	2,450	3,438
Total	36,253	34,547	111,218	95,759

INCOME FROM OPERATIONS	9,082	6,507	25,311	27,564

OTHER INCOME (EXPENSE)
Interest income	57	36	176	52
Interest (expense)	(128)	(19)	(352)	(755)
Other income	26	159	633	238
Total other income (expense) - net	(45)	176	457	(465)

INCOME BEFORE INCOME TAX EXPENSE	9,037	6,683	25,768	27,099

INCOME TAX EXPENSE	1,811	2,120	6,699	9,025

NET INCOME	$7,226	$4,563	$19,069	$18,074

EARNINGS PER SHARE-
Basic	$0.17	$0.11	$0.45	$0.47

Diluted	$0.17	$0.11	$0.45	$0.47

AVERAGE COMMON SHARES-
Basic	42,202	41,909	42,087	38,123

Diluted	42,692	42,502	42,536	38,832

Although Merit's financial statements are prepared in accordance with accounting principles which are generally accepted in the United States of America (“GAAP”), Merit's management believes that certain non-GAAP financial measures provide investors with useful information regarding the underlying business trends and performance of Merit's ongoing operations and can be useful for period-over-period comparisons of such operations.  The following table sets forth supplemental financial data and corresponding reconciliations to GAAP financial statements for the three- and nine-month periods ended September 30, 2012 and 2011. Readers should consider these non-GAAP measures in addition to, not as a substitute for, financial reporting measures prepared in accordance with GAAP. These non-GAAP financial measures exclude some, but not all, items that affect Merit's net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Non-GAAP ADJUSTMENTS
GAAP net income	$7,226	$4,563	$19,069	$18,074

Acquisition costs			67	86
Severance			252
Fair value write-up of acquired inventory sold (a)		117		644
Long-term asset impairment charges (b)	17	42	27	59
Acquired in-process research and development	275	3,438	2,450	3,438
Amortization of intangible assets
Cost of sales	1,200	659	3,196	1,900
SG&A expenses	646	784	2,498	2,603
FV adjustment to contingent considerations (c)	(90)		370
Income tax effect of reconciling items (d)	(778)	(1,915)	(3,367)	(3,317)

Non-GAAP net income	$8,496	$7,688	$24,562	$23,487

Non-GAAP net income per share	$0.20	$0.18	$0.58	$0.60

Diluted shares used to compute Non-GAAP net income per share	42,692	42,502	42,536	38,832

Merit's non-GAAP income, after giving effect to the adjustments referenced in the preceding table, does not reflect stock-based compensation expense of approximately $429,000 and approximately $436,000 for the three months ended September 30, 2012 and 2011, respectively, and stock-based compensation of approximately $1.5 million and approximately $1.1 million for the nine months ended September 30, 2012 and 2011, respectively.
(a) Increase in cost of goods sold related to the mark-up of finished goods associated with Merit's acquisition of BioSphere Medical, Inc.
(b) Amounts represent abandoned patents.

(c) Represents changes in the fair value of contingent consideration liabilities for recent acquisitions.
(d) Reflects an estimated annual income tax rate of 38% on a non-GAAP basis.

ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 170 individuals. Merit employs approximately 2,600 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.

Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income, financial results or anticipated acquisitions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2011. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future transactions; product recalls and product liability claims; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; compliance with governmental regulations and administrative procedures; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; the effect of changes in tax laws and regulations in the United States or other countries; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2011 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.
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